News Release

FOR IMMEDIATE RELEASE

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	Patti D. Hill
Chief Financial Officer	BlabberMouth Public Relations
Nano-Proprietary, Inc.	512.218.0401
248.391.0612	patti@blabbermouthPR.com
dbaker@ameritech.net

Nano-Proprietary, Inc.  and Shimane Masuda Electronics
 Sign Development Letter of Intent with Rights to a Joint Venture and/or
License Agreement

October 20, 2004 –AUSTIN, TX– Applied Nanotech, Inc., a wholly owned subsidiary of Nano-Proprietary, Inc (OTC BB: NNPP), and Shimane Masuda Electronics Co., Ltd. (SME) today announced the signing of a letter of intent to develop new products utilizing CNT (Carbon Nanotube) sources backed by ANI’s vast patent portfolio. Upon successful completion of the  development phase, which is expected to take up to 12 months, the parties will either enter into a 50/50 joint venture agreement where the joint venture has certain rights to license ANI’s patents and sell products in the Asian market, or a license agreement whereby SME has specific rights to certain ANI patents, including the right to sell the products in Asian countries.

As part of the development phase, SME will pay ANI $110,000 for specific equipment and development work to be done by ANI. If the parties choose to enter a joint venture, SME will pay ANI an additional $90,000 and the joint venture will pay a 3% royalty to ANI for products sold by the joint venture using ANI patents. In the case of a license agreement, SME will pay ANI an upfront payment ranging from $100,000 to $250,000, plus a 5% royalty on products sold using ANI’s intellectual property.

 “We are very excited to enter into this relationship with such a high-quality company,” said Marc Eller, Chairman and Chief Executive Officer of Nano-Proprietary, Inc.  “Shimane has the sense of urgency, manufacturing capabilities, and customer connections that we are looking for to bring CNT products to market,” continued Eller.

 “We believe that this agreement will greatly contribute to a friendly development between the Shimane Prefecture and the State of Texas,” said Yuzuru Ishikawa, president & CEO of Shimane Masuda Electronics. “We are entrusted by many people, including the Governor, who supports us with great expectations for the success of this joint venture. A big market can be expected. I want to contribute local society for job creation and steady labor market,” continued Ishikawa.

 Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Nano-Proprietary’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT SHIMANE MASUDA ELECTRONICS

Shimane Masuda Electronics, Co., Ltd. (SME), founded in 1984, is headquartered in Masuda Japan (Shimane Prefecture). SME manufactures a variety of electronic products related to the mobile phone industry; data transmission and radio integrated circuit amplifiers utilizing microelectronic processes, such as surface mount assembly; ceramic packaging; high resolution bonding; and other areas. SME’s customers include Mitsubishi, Sony, Sharp and other major manufacturers.

 ABOUT NANO-PROPRIETARY, INC.

Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. (AN I) is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

# # #